INVESTOR RELATIONS CONTACTS
Yvonne Donaldson                                       Bob Joyce
BindView Corporation                                   FitzGerald Communications
Tel: (713) 561-4023                                    (617) 585-2298
Fax: (713) 561-1023                                    (617) 488-9501
yvonne.donaldson@bindview.com                          bjoyce@fitzgerald.com
http://www.bindview.com

FOR IMMEDIATE RELEASE

         BINDVIEW ANNOUNCES FINANCIAL RESULTS FOR THIRD QUARTER OF 2003

      HOUSTON -- OCTOBER 23, 2003 -- BindView Corporation (NASDAQ: BVEW), a leading provider of policy compliance, vulnerability management and directory administration solutions, today announced results for the third quarter ended September 30, 2003.

      Revenues for the third quarter were $15.6 million, compared with $15.9 million for the third quarter of 2002 and $15.3 million for the second quarter of 2003. As previously announced, revenues for the third quarter were affected by lower productivity in certain restructured sales regions and the timing of large transactions.

      Operating loss for the third quarter of 2003 was $1.2 million compared with a loss of $3.1 million in the third quarter of 2002, which included a $1.9 million restructuring and impairment charge. Net loss for the third quarter of 2003 totaled $1.1 million, or $0.02 per share, compared with a net loss of $2.9 million, or $0.06 per share, for the third quarter of 2002.

      At September 30, 2003, the company's working capital was $22.3 million compared with $23.0 million at the end of the preceding quarter. The decrease in working capital was primarily due to the net operating loss for the third quarter. At quarter-end, the company had no outstanding debt.

      "While we have made steady progress since implementing major changes in our sales organization, overall sales efficiency is below expected levels at this point in the year," said BindView President and CEO Eric Pulaski, "and accordingly we adjusted our original estimates for the remainder of the year.

      "Most sales regions are benefiting from the go-to-market strategy adjustments made earlier in the year. In those regions where performance has not kept pace with expected targets, we initiated personnel changes and expect performance levels to improve in the fourth quarter and be on par with overall sales performance targets in early 2004.

      "In the broader marketplace, we continue to gain traction with customers and prospects around our integrated go-to-market strategy for policy, vulnerability and directory management, introduced during the second quarter. We are optimistic that this positioning, along with recent investments to improve our underperforming sales regions and overall sales efficiency, will enable BindView to grow in the fourth quarter and beyond," Pulaski concluded.

OUTLOOK FOR FOURTH QUARTER

      As previously announced, BindView currently anticipates revenues for the fourth quarter to range between $19.5 million and $23.5 million, compared with $19.2 million for the fourth quarter of 2002. Net income for the fourth quarter of 2003 is expected to range between $0.5 million ($0.01 per share) and $4.2 million ($0.09 per share). The company believes its ability to achieve the high end of the revenue range is dependent upon a number of factors, including higher close rates for large transactions in the working pipeline and improved overall sales efficiency.

THIRD QUARTER HIGHLIGHTS

      Accomplishments during the third quarter align with the company's strategy to grow revenues through sales and marketing initiatives, strengthen existing product lines and launch new products as a result of investments in R&D.

SALES AND MARKETING INITIATIVES

      o Microsoft: Advanced relationship announcing participation in the Microsoft Partner Solution Center enabling BindView to showcase its expertise in security to customers looking to better manage the functionality of their Microsoft environments.

      o EMC Corporation: Expanded the elite partner network to include EMC and their recommendation of BindView solutions for proactive security management to EMC's customer base.

      o Network Engines: Established new partnership under which Network Engines will build and sell through their sales channel a vulnerability management appliance based on BindView's Vulnerability Management solution set.

      o University of Phoenix: Created new training and certification program, increasing BindView's exposure to security professionals and allowing participants to earn

         BindView professional certification designations and undergraduate credits through the university.

      o Regulatory Compliance: Increased market presence hosting executive forums on Sarbanes-Oxley and SB 1386 featuring prominent industry figures such as former SEC Chairman Arthur Levitt and Information Security Law expert Joseph M. Burton.

NEW PRODUCT RELEASES

      o Hewlett-Packard: Created and certified BindView's HP OpenView Smart Plug-In (SPI) for Vulnerability Management to be sold through HP's Professional Services and BindView's sales channels.

      o bv-Control for Internet Security: Updated release provides customers with significantly faster performance for simultaneously scanning multiple systems and devices, plus customizable security levels and enhanced password cracker functionality.

      o RMS Console: Updated release allows customers to obtain a holistic view of network vulnerability data, providing organizations with an increased ability to make timely strategic risk management decisions.

      o bv-Control for UNIX: New version adds support for SuSE Linux and Red Hat Advanced Server platforms, and includes new reporting for additional vulnerabilities and enhanced configuration management to locate systems without the latest fixes.

      o Policy Operations Center: Enhanced capabilities enable organizations to set alert thresholds for medium and high alerts, and assign vulnerabilities to users for remediation.

      o bv-Admin for Windows: Updated version includes a new Web Portal interface, enabling Help Desk and System Administrators to perform daily tasks more efficiently.

SCHEDULED CONFERENCE CALL

      The company has scheduled a conference call today at 4:00 p.m. CDT to discuss details of the third quarter financial results. Interested parties should dial 877-502-9273; code 544457. A Webcast also will be provided live at: http://www.bindview.com/About/IR/Calls.cfm/. The conference will be available for replay at 1-888-203-1112; code 544457, from 7:00 p.m. CDT, Oct. 23, until
Nov. 1, 2003.

ABOUT BINDVIEW CORPORATION

      BindView Corporation is a leading provider of proactive business policy, IT security and directory management software worldwide. BindView solutions and services enable customers to centralize and automate policy compliance, vulnerability assessment, directory administration and migration across the entire organization. With BindView insight at workTM, customers benefit from reduced risk and improved operational efficiencies with a verifiable return on investment. More than 20 million licenses have shipped to 5,000 companies worldwide, spanning all major business segments and the public sector. Contact BindView via email at info@bindview.com or visit our Web site at http://www.bindview.com/. BindView can be reached at 800-749-8439 or 713-561-4000.

Statements in this news release not based on historical fact are "forward-looking" statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially because of factors such as the risk factors and other matters described from time to time in BindView's Form 10-K filings, Form 10-Q filings, and other periodic filings with the Securities and Exchange Commission, including without limitation the time required for large transactions to close and the general willingness of customers to make investments in information technology.

Editors Note: BindView(R), the BindView logo, and the BindView product names used in this document are trademarks of BindView Development Corporation, which may be registered in one or more jurisdictions. The names of products of other companies mentioned in this document, if any, may be the registered or unregistered trademarks of the owners of the products.

                        BINDVIEW DEVELOPMENT CORPORATION
                CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                    (in thousands, except per share amounts)

                                                   THREE MONTHS ENDED                NINE MONTHS ENDED
                                                      SEPTEMBER 30,                     SEPTEMBER 30,
                                               -------------------------         --------------------------
                                                  2003            2002               2003          2002
                                               ---------       ---------         -----------    -----------
Revenues:
   Licenses                                    $   7,352       $   8,455         $    19,942    $    25,620
   Services                                        8,199           7,489              23,971         22,132
                                               ---------       ---------         -----------    -----------
                                                  15,551          15,944              43,913         47,752
                                               ---------       ---------         -----------    -----------
Cost of revenues:
   Licenses                                          138             137                 349            387
   Services                                        1,955           1,439               5,092          4,367
                                               ---------       ---------         -----------    -----------
                                                   2,093           1,576               5,441          4,754
                                               ---------       ---------         -----------    -----------
Gross profit                                      13,458          14,368              38,472         42,998
Operating costs and expenses:
   Sales and marketing                             8,269           8,732              25,296         28,608
   Research and development                        4,563           4,951              13,365         14,920
   General and administrative                      1,867           1,950               5,600          5,768
   Restructuring                                       -           1,608                 549          1,608
   Asset Impairment                                    -             276                   -            276
                                               ---------       ---------         -----------    -----------
                                                  14,699          17,517              44,810         51,180
                                               ---------       ---------         -----------    -----------
Operating loss                                    (1,241)         (3,149)             (6,338)        (8,182)
Other income, net                                     95             208                 348          1,913
                                               ---------       ---------         -----------    -----------
Loss before income taxes                          (1,146)         (2,941)             (5,990)        (6,269)
Provision for income taxes                             -               -                   -         19,562
                                               ---------       ---------         -----------    -----------
Net loss                                       $  (1,146)      $  (2,941)        $    (5,990)   $   (25,831)
                                               =========       =========         ===========    ===========
Loss per share - basic and diluted             $   (0.02)      $   (0.06)        $     (0.13)   $     (0.50)
                                               =========       =========         ===========    ===========
Number of shares used to calculate per
  share amounts, basic and diluted                46,632          51,050              46,415         51,314

                        BINDVIEW DEVELOPMENT CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                             SEPTEMBER 30,       DECEMBER 31,
                                                                 2003               2002
                                                            --------------      --------------
                                                              (UNAUDITED)
Cash and cash equivalents                                   $       35,194      $       37,760
Accounts receivable, net                                             7,791              11,199
Other                                                                2,300               2,052
                                                            --------------      --------------
   Total current assets                                             45,285              51,011

Property and equipment, net                                          6,578               7,816
Investments and other                                                4,728               4,729
                                                            --------------      --------------
       Total assets                                         $       56,591      $       63,556
                                                            --------------      --------------

Accounts payable                                            $        1,199      $        1,990
Accrued liabilities                                                  6,110               6,341
Accrued compensation                                                 3,065               3,907
Deferred revenues                                                   12,592              12,464
                                                            --------------      --------------
   Total current liabilities                                        22,966              24,702

Deferred revenues                                                    1,831               2,213
Other                                                                  950               1,215

Common stock                                                             1                   1
Additional paid-in capital                                         105,013             104,332
Accumulated deficit                                                (74,388)            (68,398)
Notes receivable from shareholders                                    (601)               (892)
Accumulated other comprehensive loss                                   819                 383
                                                            --------------      --------------
   Total shareholders' equity                                       30,844              35,426
                                                            --------------      --------------
        Total liabilities and shareholders' equity          $       56,591      $       63,556
                                                            --------------      --------------

Common shares outstanding                                           46,921              46,278